SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                     Superior National Insurance Group, Inc.
                                (Name of Issuer)

                     Common Stock (par value $.01 per share)
                         (Title of Class of Securities)

                                    868224106
                                 (CUSIP Number)

                        Insurance Partners Advisors, L.P.
                      One Chase Manhattan Plaza, 44th Floor
                            New York, New York 10005
                         Attention: Mr. Steven B. Gruber
                             Tel. No. (212) 898-8700
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 January 16, 1998
                     (Date of Event which Requires Filing of
                                 this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                              PAGE 1 OF 25 PAGES

                                  SCHEDULE 13D


CUSIP NO.          868224106                             PAGE 2 OF 25 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Insurance Partners, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]
3      SEC USE ONLY

4      SOURCE OF FUNDS

       OO  --  Contributions from Partners

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH
       8              SHARED VOTING POWER

                            1,375,547

       9              SOLE DISPOSITIVE POWER

                            -0-

       10             SHARED DISPOSITIVE POWER

                            1,375,547

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,375,547(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
             Not Applicable

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             23.5%

14     TYPE OF REPORTING PERSON

             PN


(1) With respect to 16,017 shares of Common Stock, solely in its capacity as managing general partner of IP/MCLP General Partnership IV.

                                  SCHEDULE 13D


CUSIP NO.   868224106                                    PAGE 3 OF 25 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Insurance GenPar, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

             Not Applicable

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            1,375,547

       9              SOLE DISPOSITIVE POWER

                            -0-

       10             SHARED DISPOSITIVE POWER

                            1,375,547

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,375,547(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
             Not Applicable

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             23.5%

14     TYPE OF REPORTING PERSON

             PN


(1) SOLELY IN ITS CAPACITY AS SOLE GENERAL PARTNER OF INSURANCE PARTNERS, L.P.

                                  SCHEDULE 13D


CUSIP No.   868224106                                    Page 4 OF 25 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Insurance GenPar MGP, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]


3      SEC USE ONLY



4      SOURCE OF FUNDS

             Not Applicable

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            1,375,547

       9              SOLE DISPOSITIVE POWER

                            -0-

       10             SHARED DISPOSITIVE POWER

                            1,375,547

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,375,547(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
             Not Applicable

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             23.5%

14     TYPE OF REPORTING PERSON

             PN
(1) Solely in its capacity as sole general partner of Insurance GenPar, L.P., which is the sole general partner of Insurance Partners, L.P.

                                  SCHEDULE 13D


CUSIP No.   868224106                                    Page 5 OF 25 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Insurance GenPar MGP, Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

             Not Applicable

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            1,375,547

       9              SOLE DISPOSITIVE POWER

                            -0-

       10             SHARED DISPOSITIVE POWER

                            1,375,547

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,375,547(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
             Not Applicable

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             23.5%

14     TYPE OF REPORTING PERSON

             CO

(1) Solely in its capacity as sole general partner of Insurance GenPar MGP, L.P., which is the sole general partner of Insurance GenPar, L.P., which is the sole general partner of Insurance Partners, L.P.

                                  SCHEDULE 13D


CUSIP No.          868224106                             Page 6 OF 25 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Insurance Partners Offshore (Bermuda), L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             OO  --  Contributions from Partners

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Bermuda

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            765,304

       9              SOLE DISPOSITIVE POWER

                            -0-

       10             SHARED DISPOSITIVE POWER

                            765,304

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             765,304(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
             Not Applicable

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             13.1%

14     TYPE OF REPORTING PERSON

             PN


(1) With respect to 16,017 shares of Common Stock, solely in its capacity as managing general partner of IP/MCLP General Partnership IV.

                                  SCHEDULE 13D


CUSIP NO.          868224106                             PAGE 7 OF 25 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Insurance GenPar (Bermuda), L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]
3      SEC USE ONLY

4      SOURCE OF FUNDS

             Not Applicable

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            765,304

       9              SOLE DISPOSITIVE POWER

                            -0-

       10             SHARED DISPOSITIVE POWER

                            765,304

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             765,304(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
             Not Applicable

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             13.1%

14     TYPE OF REPORTING PERSON

             PN

(1) SOLELY IN ITS CAPACITY AS SOLE GENERAL PARTNER OF INSURANCE PARTNERS OFFSHORE (BERMUDA), L.P.

                                       SCHEDULE 13D


CUSIP No.          868224106                             Page 8 OF 25 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Insurance GenPar (Bermuda) MGP, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             Not Applicable

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            765,304

       9              SOLE DISPOSITIVE POWER

                            -0-

       10             SHARED DISPOSITIVE POWER

                            765,304

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             765,304(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
             Not Applicable

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             13.1%

14     TYPE OF REPORTING PERSON

             PN

(1) Solely in its capacity as sole general partner of Insurance GenPar (Bermuda), L.P., which is the sole general partner of Insurance Partners Offshore (Bermuda), L.P.

                                  SCHEDULE 13D


CUSIP No.          868224106                             Page 9 OF 25 PAGES
         ---------------------------

1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Insurance GenPar (Bermuda) MGP, Ltd.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             Not Applicable

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            765,304

       9              SOLE DISPOSITIVE POWER

                            -0-

       10             SHARED DISPOSITIVE POWER

                            765,304

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             765,304(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
             Not Applicable

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             13.1%

14     TYPE OF REPORTING PERSON

             CO

(1) Solely in its capacity as sole general partner of Insurance GenPar (Bermuda) MGP, L.P., which is the sole general partner of Insurance GenPar (Bermuda), L.P., which is the sole general partner of Insurance Partners Offshore (Bermuda), L.P.

CUSIP NO. 868224106                                PAGE 10 OF 25 PAGES


                                  SCHEDULE 13D


CUSIP No.          868224106                             Page 10 OF 25 PAGES
         ---------------------------

1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             IP/MCLP General Partnership IV

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY

4      SOURCE OF FUNDS

       OO  --  Contributions from Partners

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            16,017

       9              SOLE DISPOSITIVE POWER

                            -0-

       10             SHARED DISPOSITIVE POWER

                            16,017

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             16,017

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
             Not Applicable

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .3%

14     TYPE OF REPORTING PERSON

             PN

CUSIP NO. 868224106                                PAGE 11 OF 25 PAGES


      This Amendment No. 1 with respect to the Schedule 13D filed on April 21, 1997 (the "Statement"), relating to the Common Stock, par value $.01 per share (the "Common Stock"), issued by Superior National Insurance Group, Inc., a Delaware corporation (the "Company"), hereby amends the Statement in the following respects only. Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Statement.

ITEM 2.   IDENTITY AND BACKGROUND

      Item 2, paragraph (a) is hereby amended by the deletion thereof in its entirety and the substitution therefore of the following:

      (a) Pursuant to Rules 13d-1(f)(1)-(2) of Regulation 13D-G of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this Statement is hereby filed by Insurance Partners, L.P., a Delaware limited partnership ("IP Delaware"), Insurance GenPar, L.P., a Delaware limited partnership ("Insurance GenPar"), Insurance GenPar MGP, L.P., a Delaware limited partnership ("IMGPLP"), Insurance GenPar MGP, Inc., a Delaware corporation ("IMGPI"), Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IP Bermuda"), Insurance GenPar (Bermuda), L.P., a Bermuda limited partnership ("Insurance GenPar Bermuda"), Insurance GenPar (Bermuda) MGP, L.P., a Bermuda limited partnership ("IBMGPLP"), Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation ("IBMGP"), and IP/MCLP General Partnership IV, a New York general partnership ("IPMCLP"). IP Delaware, Insurance GenPar, IMGPLP, IMGPI, IP Bermuda, Insurance GenPar Bermuda, IBMGPLP, IBMGPI and IPMCLP are sometimes hereinafter collectively referred to as the "Reporting Persons." IP Delaware and IP Bermuda are sometimes hereinafter collectively referred to as "Insurance Partners." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act, although neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that a group exists.

      Item 2, paragraph (b) and (c) are amended by the addition thereto of the following:


      IPMCLP
      ------

      IPMCLP is a New York general partnership, the principal business of which is to hold and to dispose of certain of the shares of Common Stock. The principal business address of IPMCLP, which also serves as its principal office, is 201 Main Street, Fort Worth, Texas 76102. MCLP I Limited Partnership, a Massachusetts limited partnership ("MCLP"), is a general partner of IPMCLP. The principal business of MCLP is to invest in securities selected by it in conjunction with its partners. The principal business address of MCLP, which also serves as its principal office, is 25 First Street, Cambridge, Massachusetts 02141. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to IP Delaware and IP Bermuda, the managing general partners of IPMCLP, is set forth above.

CUSIP NO. 868224106                                PAGE 12 OF 25 PAGES


      ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER

            Item 5, paragraphs (a), (b) and (c) are hereby amended by the deletion thereof in their entirety and the substitution therefore of the following:

            To the best of the Reporting Persons' knowledge based on the information contained in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997, the aggregate number of shares of Common Stock of the Company outstanding as of January 9, 1998 is 5,859,269 shares.

            As of the close of business on January 9, 1998:

      (a)


      IP DELAWARE
      -----------

      IP Delaware may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 1,375,547 shares of Common Stock, which constitutes approximately 23.5% of the 5,859,269 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(l)(i) of the Exchange Act. Of such shares, 1,359,530 shares are owned directly by IP Delaware and 16,017 shares are owned directly by IPMCLP, for which IP Delaware acts as a managing general partner.


      INSURANCE GENPAR
      ----------------

      In its capacity as the sole general partner of IP Delaware, Insurance GenPar may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 1,375,547 shares of Common Stock, which constitutes approximately 23.5% of the 5,859,269 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act.


      IMGPLP
      ------

      In its capacity as the sole general partner of Insurance GenPar, which is the sole general partner of IP Delaware, IMGPLP may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 1,375,547 shares of Common Stock, which constitutes approximately 23.5% of the 5,859,269 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act.


      IMGPI
      -----

      In its capacity as the sole general partner of IMGPLP, which is the sole general partner of Insurance GenPar, which is the sole general partner of IP Delaware, IMGPI may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 1,375,547 shares of the Stock, which constitutes approximately 23.5% of the 5,859,269 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act.

CUSIP NO. 868224106                                PAGE 13 OF 25 PAGES


      IP BERMUDA
      ----------

      IP Bermuda may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 765,304 shares of Common Stock, which constitutes approximately 13.1% of the 5,859,269 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act. Of such shares, 749,287 shares are owned directly by IP Bermuda and 16,017 shares are owned directly by IPMCLP, for which IP Bermuda acts as a managing general partner.


      INSURANCE GENPAR BERMUDA
      ------------------------

      In its capacity as the sole general partner of IP Bermuda, Insurance GenPar Bermuda may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 765,304 shares of Common Stock, which constitutes approximately 13.1% of the 5,859,269 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act.


      IBMGPLP
      -------

      In its capacity as the sole general partner of Insurance GenPar Bermuda, which is the sole general partner of IP Bermuda, IBMGPLP may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 765,304 shares of Common Stock, which constitutes approximately 13.1% of the 5,859,269 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act.


      IBMGPI
      ------

      In its capacity as the sole general partner of IBMGPLP, which is the sole general partner of Insurance GenPar Bermuda, which is the sole general partner of IP Bermuda, IBMGPI may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 765,304 shares of Common Stock, which constitutes approximately 13.1% of the 5,859,269 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act.


      IPMCLP
      ------

      IPMCLP may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 16,017 shares of Common Stock, which constitutes approximately .3% of the 5,859,269 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act.

      IP Delaware, IP Bermuda and MCLP I Limited Partnership, a Massachusetts limited partnership ("MCLP"), entered into a general partnership agreement (the ("Partnership Agreement"), dated as of January 16, 1998, but effective as of April 11, 1997. Pursuant to the Partnership Agreement, IP Delaware, IP Bermuda and MCLP contributed in the aggregate 16,017 shares of Common Stock as an initial capital contribution to IPMCLP. The terms of the Partnership Agreement provide that IP Delaware and IP Bermuda are each vested as managing general partners of

CUSIP NO. 868224106                                PAGE 14 OF 25 PAGES


IPMCLP, with sole and exclusive responsibility and authority for the management, conduct and operation of IPMCLP's business, including all authority to vote and dispose of the 16,017 shares of Common Stock held by IPMCLP.

      (b)


      IP DELAWARE
      -----------

            1.    Sole power to vote or to direct
                  the vote                                       -0-
                                                               ---------
            2.    Shared power to vote or to direct
                  the vote                                     1,375,547
                                                               ---------
            3.    Sole power to dispose or to direct
                  the disposition                                -0-
                                                               ---------
            4.    Shared power to dispose of or to
                  direct the disposition                       1,375,547
                                                               ---------

      INSURANCE GENPAR
      ----------------

            1.    Sole power to vote or to direct
                  the vote                                       -0-
                                                               ---------
            2.    Shared power to vote or to direct
                  the vote                                     1,375,547
                                                               ---------
            3.    Sole power to dispose or to direct
                  the disposition                                -0-
                                                               ---------
            4.    Shared power to dispose of or to
                  direct the disposition                       1,375,547
                                                               ---------

      IMGPLP
      ------

            1.    Sole power to vote or to direct
                  the vote                                       -0-
                                                               ---------
            2.    Shared power to vote or to direct
                  the vote                                     1,375,547
                                                               ---------
            3.    Sole power to dispose or to direct
                  the disposition                                -0-
                                                               ---------
            4.    Shared power to dispose of or to
                  direct the disposition                       1,375,547
                                                               ---------

CUSIP NO. 868224106                                PAGE 15 OF 25 PAGES


      IMGPI
      -----

            1.    Sole power to vote or to direct
                  the vote                                       -0-
                                                               ---------
            2.    Shared power to vote or to direct
                  the vote                                     1,375,547
                                                               ---------
            3.    Sole power to dispose or to direct
                  the disposition                               -0-
                                                               ---------
            4.    Shared power to dispose of or to
                  direct the disposition                       1,375,547
                                                               ---------

      IP BERMUDA
      ----------

            1.    Sole power to vote or to direct
                  the vote                                       -0-
                                                               ---------
            2.    Shared power to vote or to direct
                  the vote                                       765,304
                                                               ---------
            3.    Sole power to dispose or to direct
                  the disposition                                -0-
                                                               ---------
            4.    Shared power to dispose of or to
                  direct the disposition                         765,304
                                                               ---------

      INSURANCE GENPAR BERMUDA
      ------------------------

            1.    Sole power to vote or to direct
                  the vote                                       -0-
                                                               ---------
            2.    Shared power to vote or to direct
                  the vote                                       765,304
                                                               ---------
            3.    Sole power to dispose or to direct
                  the disposition                                -0-
                                                               ---------
            4.    Shared power to dispose of or to
                  direct the disposition                         765,304
                                                               ---------

      IBMGPLP
      -------

            1.    Sole power to vote or to direct
                  the vote                                       -0-
                                                               ---------
            2.    Shared power to vote or to direct
                  the vote                                       765,304
                                                               ---------

CUSIP NO. 868224106                                PAGE 16 OF 25 PAGES


            3.    Sole power to dispose or to direct
                  the disposition                                -0-
                                                               ---------
            4.    Shared power to dispose of or to
                  direct the disposition                         765,304
                                                               ---------

      IBMGPI
      ------

            1.    Sole power to vote or to direct
                  the vote                                       -0-
                                                               ---------
            2.    Shared power to vote or to direct
                  the vote                                       765,304
                                                               ---------
            3.    Sole power to dispose or to direct
                  the disposition                                -0-
                                                               ---------
            4.    Shared power to dispose of or to
                  direct the disposition                         765,304
                                                               ---------

      IPMCLP
      ------

            1.    Sole power to vote or to direct
                  the vote                                       -0-
                                                               ---------
            2.    Shared power to vote or to direct
                  the vote                                        16,017
                                                               ---------
            3.    Sole power to dispose or to direct
                  the disposition                                -0-
                                                               ---------
            4.    Shared power to dispose of or to
                  direct the disposition                          16,017
                                                               ---------


      (c) Except as set forth herein, none of the persons named in response to paragraph (a) has effected any transactions in shares of Common Stock during the past 60 days.

      ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS

      Item 7 is amended by the addition thereto of the following:

Exhibit 3:                          Agreement pursuant to Rule
                                    13d-1(f)(1)(iii).

CUSIP NO. 868224106                                PAGE 17 OF 25 PAGES


                                Signature

            After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 29, 1998

                        INSURANCE PARTNERS, L.P., a Delaware limited partnership

                        By: Insurance GenPar, L.P., a Delaware limited partnership, its General Partner

                        By: Insurance GenPar MGP, L.P., a Delaware limited partnership, its General Partner

                        By:   Insurance GenPar MGP, Inc., a Delaware
                              corporation, its General Partner


                        By:   /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President


                        INSURANCE GENPAR, L.P., a Delaware limited partnership

                        By: Insurance GenPar MGP, L.P., a Delaware limited partnership, its General Partner

                        By:   Insurance GenPar MGP, Inc., a Delaware
                              corporation, its General Partner


                        By:   /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President

CUSIP NO. 868224106                                PAGE 18 OF 25 PAGES




                        INSURANCE GENPAR MGP, L.P., a Delaware limited
                            partnership

                        By:   Insurance GenPar MGP, Inc., a Delaware
                              corporation, its General Partner


                        By:   /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President


                        INSURANCE GENPAR MGP, INC.,
                            a Delaware corporation


                        By:   /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President


                        INSURANCE PARTNERS OFFSHORE (BERMUDA),
                        L.P., a Bermuda limited partnership

                        By: Insurance GenPar (Bermuda), L.P., a Bermuda limited partnership, its General Partner

                        By:   Insurance GenPar (Bermuda) MGP, L.P., a
                              Bermuda limited partnership, its General Partner

                        By: Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation, its General Partner


                        By:   /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President

CUSIP NO. 868224106                                PAGE 19 OF 25 PAGES




                        INSURANCE GENPAR (BERMUDA), L.P., a Bermuda limited partnership

                        By:   Insurance GenPar (Bermuda) MGP, L.P., a
                              Bermuda limited partnership, its General Partner

                        By: Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation, its General Partner


                        By:   /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President


                        INSURANCE GENPAR (BERMUDA) MGP, L.P., a
                        Bermuda corporation

                        By: Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation, its General Partner


                        By:   /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President


                        INSURANCE GENPAR (BERMUDA) MGP, LTD.,  a
                        Bermuda corporation


                        By:   /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President


                        IP/MCLP GENERAL PARTNERSHIP IV, a New York general partnership


                        By: Insurance Partners, L.P., a Delaware limited partnership, its Managing General Partner

                        By: Insurance GenPar, L.P., a Delaware limited partnership, its General Partner

CUSIP NO. 868224106                                PAGE 20 OF 25 PAGES


                        By: Insurance GenPar MGP, L.P., a Delaware limited partnership, its General Partner

                        By:   Insurance GenPar MGP, Inc., a Delaware
                              corporation, its General Partner


                        By:   /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President

CUSIP NO. 868224106                                PAGE 21 OF 25 PAGES


                             EXHIBIT INDEX

                                          Page on which
Number      Document                      Exhibit appears
------      --------                      ---------------

      3     Agreement pursuant to Rule          22
            13d-1(f)(1)(iii).

CUSIP NO. 868224106                                PAGE 22 OF 25 PAGES


                               Exhibit 3

      Pursuant to Rule 13d-1(f)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended, the undersigned agrees that the statement to which this Exhibit is attached is filed on behalf of each of the undersigned in the capacities set forth below.

                        INSURANCE PARTNERS, L.P., a Delaware limited partnership

                        By: Insurance GenPar, L.P., a Delaware limited partnership, its General Partner

                        By: Insurance GenPar MGP, L.P., a Delaware limited partnership, its General Partner

                        By:   Insurance GenPar MGP, Inc., a Delaware
                              corporation, its General Partner


                        By:     /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President


                        INSURANCE GENPAR, L.P., a Delaware limited partnership

                        By: Insurance GenPar MGP, L.P., a Delaware limited partnership, its General Partner

                        By:   Insurance GenPar MGP, Inc., a Delaware
                              corporation, its General Partner


                        By:      /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President

CUSIP NO. 868224106                                PAGE 23 OF 25 PAGES




                        INSURANCE GENPAR MGP, L.P., a Delaware limited
                            partnership

                        By:   Insurance GenPar MGP, Inc., a Delaware
                              corporation, its General Partner


                        By:     /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President


                        INSURANCE GENPAR MGP, INC.,
                            a Delaware corporation


                        By:     /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President


                        INSURANCE PARTNERS OFFSHORE (BERMUDA),
                        L.P., a Bermuda limited partnership

                        By: Insurance GenPar (Bermuda), L.P., a Bermuda limited partnership, its General Partner

                        By:   Insurance GenPar (Bermuda) MGP, L.P., a
                              Bermuda limited partnership, its General Partner

                        By: Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation, its General Partner


                        By:     /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President

CUSIP NO. 868224106                                PAGE 24 OF 25 PAGES




                        INSURANCE GENPAR (BERMUDA), L.P., a Bermuda limited partnership

                        By:   Insurance GenPar (Bermuda) MGP, L.P., a
                              Bermuda limited partnership, its General Partner

                        By: Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation, its General Partner


                        By:     /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President


                        INSURANCE GENPAR (BERMUDA) MGP, L.P., a
                        Bermuda corporation

                        By: Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation, its General Partner


                        By:     /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President


                        INSURANCE GENPAR (BERMUDA) MGP, LTD.,  a
                        Bermuda corporation


                        By:     /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President

CUSIP NO. 868224106                                PAGE 25 OF 25 PAGES



                        IP/MCLP GENERAL PARTNERSHIP IV, a New York general partnership


                        By: Insurance Partners, L.P., a Delaware limited partnership, its Managing General Partner

                        By: Insurance GenPar, L.P., a Delaware limited partnership, its General Partner

                        By: Insurance GenPar MGP, L.P., a Delaware limited partnership, its General Partner

                        By:   Insurance GenPar MGP, Inc., a Delaware
                              corporation, its General Partner


                        By:     /s/ Daniel L. Doctoroff
                              -----------------------------------------------
                              Name: Daniel L. Doctoroff
                              Title:   Vice President